                              PLACEMENT AGREEMENT
                                       OF
                        APPLIED VOICE RECOGNITION, INC.


                                                                   July 30, 1998

EQUITY SERVICES, LTD.
St. Andrews Court
Frederick Street Steps
P.O. Box N-4805
Nassau, Bahamas

Gentlemen:

     The undersigned, APPLIED VOICE RECOGNITION, INC., a Delaware corporation (the "Company"), confirms its agreement with Equity Services, Ltd., a Nevis company ("ESL") as follows:

1.    Description of Securities and Offering.

(a) ESL has agreed to privately place on a best efforts basis up to Three Million Dollars ($3,000,000.00) of the Company's Series C 4% cumulative convertible preferred stock (the "Series C Preferred Stock") (the "Shares") (the "Private Placement") at a price of Ten and 00/100 Dollars ($10.00) per Share (the "Private Placement Price"). The Shares shall have a cumulative dividend of four percent (4%), payable on a fiscal quarterly basis, which shall be paid in cash, or at the option of the Company, by the issuance of shares of Common Stock based on the thirty (30) average closing bid price of the Common Stock prior to the dividend date. Each Share shall be immediately convertible into ten (10) shares of Common Stock (subject to adjustment). The closing of the Private Placement shall occur on or before July 15, 1998.

     The Company shall grant the holders of the Shares, the holders of the Common Stock issued as dividends on the Shares and the holders of the Common Stock issued upon conversion of the Shares, one (1) demand registration right, beginning immediately after the closing of the Private Placement contemplated herein (the "Closing") and "piggyback" registration rights beginning on the date of Closing. The terms of these registration rights shall be as set forth in a Registration Rights Agreement (herein so called) substantially in the form attached hereto as Exhibit "A".

(b) The commissions to which ESL shall be entitled for such placement shall be as follows: (i) a sum equal to seven percent (7%) of the total proceeds resulting from the placement of the Shares; and (ii) Shares with value equal to five percent (5%) of the total proceeds resulting from the placement of the Shares (the "Placement Agent's Shares"). ESL shall also be paid (i) a sum equal to three percent (3%) of the total proceeds resulting from the placement of the Shares as a non-accountable expense allowance and (ii) an amount equal to the legal fees of ESL's counsel not to exceed Ten Thousand and No/100 Dollars ($10,000.00). ESL will be paid the commissions, the non-accountable expense allowance and the legal fees of ESL's counsel simultaneously with the Closing.

(c) In addition, the Company agrees to sell to ESL, for an aggregate price of $100.00, a three (3) year option ("ESL Purchase Option") to purchase shares of Common Stock equal to up to Ten Percent (10%) of the Common Stock underlying the Shares offered in the Private Placement ("ESL Option Shares") at a price equal to One Hundred Fifty Percent (150%) of the Private Placement Price divided by ten (10) per Option Share exercisable for a period of three (3) years commencing immediately upon the Closing. The holders of ESL Option Shares and the Placement Agent's Shares will have registration rights as set forth in a Registration Rights Agreement (herein so called) substantially in the form attached hereto as Exhibit "B".

2. Appointment of Placement Agent. ESL's appointment by the Company as Placement Agent shall commence upon the date of the execution of this Agreement, and shall continue until and through June 16, 1998, unless (i) the Shares shall be completely sold prior to that date, (ii) the offering has been terminated by written agreement between ESL and the Company, or (iii) this Agreement shall be terminated at a prior date as provided herein.

3. Release of Placement Agent. ESL's commitment to serve as Placement Agent on behalf of the Company is made subject to the release of ESL: (i) in the event of war involving the United States of America, (ii) in the event of any material adverse change in the business, property or financial condition of the Company as reasonably determined by ESL, (iii) in the event of any action, suit or proceeding at law or in equity against the Company, or by any Federal, State or other commission, board or agency wherein any unfavorable decision would materially affect the business, property, financial condition or income of the Company (as reasonably determined by ESL), (iv) in the event of a breach by the Company of any material covenant, representation or warranty contained in this Agreement or (v) in the event of adverse market conditions (of which ESL shall be the sole judge).

4.    Representations and Warranties of the Company.

     The Company represents and warrants to ESL as follows:

(a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification.

(b) The Company is in full compliance with all reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Common Stock is quoted on the Nasdaq Over-the Counter Bulletin Board (trading symbol: AVRI).

(c) The Company has furnished ESL with copies of its Business Plan dated April, 1998, its most recent Annual Report on Form 10-KSB dated April 30, 1998 filed with the Securities and Exchange Commission (the "Commission") and all Forms 8-K and 10-QSB filed thereafter, if any (collectively, the "Disclosure Documents"). Except as disclosed in the Company's most recent 10-KSB filing with the Commission, immediately prior to Closing there will be no other capital stock issued and outstanding, nor will there be outstanding any rights to acquire, commitments to issue or securities convertible into capital stock except as a result of the exercise of outstanding options to acquire securities of the Company, conversion of outstanding preferred stock, or the grant of options to purchase securities of the Company in the ordinary course of business (including the repricing or reissuance of existing options as determined to be in the best interests of the Company by a majority of the disinterested members of the Company's board of directors). The Disclosure Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made not misleading.

(d) Except as shown on the Company's most recent audited financial statements dated December 31, 1997, prepared by Ernst & Young, L.L.P. , the Company's independent certified public accountants, the Company will have no other indebtedness outstanding immediately prior to the Closing except as incurred in the ordinary course of business or disclosed in writing prior to Closing to ESL.

(e) Upon issuance at the Closing in accordance with this Agreement, the Shares will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders. The shares of Common Stock, when issued and delivered upon conversion of the Series C Preferred Stock, the ESL Option Shares and the Placement Agent's Shares, will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders.

(f) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(g) The execution and delivery of this Agreement, the issuance of the Shares, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the ESL Option Shares, and the Placement Agent's Shares and the consummation of the transactions contemplated by the Investor Subscription Agreements (herein so called) by the Company, will not conflict with or result in a breach of or a default under any of the terms or provisions of, the Company's certificate of incorporation or By-laws, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its properties or assets and will not result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

(h) No authorization, approval, filing with or consent of any governmental body is required for the issuance and sale of the Shares, except for filings pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the "Act") or any state blue sky filings.

(i) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or threatened against or affecting the Company, or any of its properties, which would reasonably be anticipated to result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of the Company.

(j) Subsequent to the dates as of which information is given in the Disclosure Documents, except as contemplated herein, the Company has not incurred any material liabilities or material obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and there has not been any change in its capitalization or any material adverse change in its condition (financial or otherwise) net worth, results of operations or prospects.

(k) The Company has conducted, is conducting and will conduct its business so as to comply in all material respects with all applicable statutes and regulations, and the Company is not charged with and, to the knowledge of the Company, is not under investigation with respect to any violation of any statutes or regulations nor is it the subject of any pending or threatened adverse proceedings by any regulatory authority having jurisdiction over its business or operations.

(l) Except as set forth in the Disclosure Documents, the Company has good and marketable title to all properties and assets described therein as owned by it, free and clear of all liens, charges, encumbrances, or restrictions.

(m) The Company has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown as due thereon.

(n) The Company has no knowledge of any tax deficiency that might be asserted against it that might materially and adversely affect its business or properties.

(o) The Company maintains insurance of the types and in amounts generally deemed adequate for its business and consistent with insurance coverage maintained by similar companies and businesses, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism, products liability and all other risks customarily insured against, all of which insurance is in full force and effect.

(p) No labor disturbance by the employees of the Company exists or is imminent that could reasonably be expected to have a material adverse effect on the conduct of the business, operations, financial condition, or income of the Company.

(q) Neither the Company nor any employee or agent of the Company has made any payment of funds of the Company or received or retained any funds in violation of law.

(r) Subject in part to the truth and accuracy of the subscribers' representations set forth in the Investor Subscription Agreements, the offer, sale and issuance of the Shares are exempt from registration requirements of the 1933 Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that will cause the loss of such exemption.

(s) The Company has sufficient title and ownership of all trademarks, service marks, trade names, copyrights, patents, trade secrets and other proprietary rights necessary for its business as now conducted and as proposed to be conducted as described in the Disclosure Documents without any conflict with or infringement of the rights of others. Except as set forth in the Disclosure Documents, there are no material outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary rights of any other person or entity. The Company is not aware that any of its executive officers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of his or her best efforts to promote the interest of the Company or that would conflict with the Company's business as proposed to be conducted.

(t) Except for agreements explicitly contemplated hereby or set forth in the Disclosure Documents, there are no agreements between the Company and any of its officers, directors, affiliates or any affiliate thereof.

(u) As of the date of Closing, no representation or warranty of the Company contained in this Section 4, and no statement contained in any exhibit, schedule, certificate, list, summary or other disclosure document provided or to be provided to ESL pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make statements contained therein not misleading.

The representations, warranties and covenants of the Company contained in this Agreement shall inure to the benefit of each subscriber to the Private Placement and such subscribers shall constitute identified third-party beneficiaries under this Agreement. No termination, modification, or waiver of the representations, warranties and covenants of the Company contained in this Agreement shall be permitted in any manner adversely affecting their interests without their prior written consent. The representations and warranties of the Company contained in this Agreement shall survive the Closing.


5.    Affirmative Covenants of the Company.

     For such time as at least one-third (1/3) of the Shares subscribed for in the Private Placement are outstanding and owned by subscribers to the Private Placement, the Company agrees as follows:

(a) Upon completion of the Private Placement and upon meeting the initial inclusion listing requirements, the Company will use good faith efforts to list shares of its Common Stock on The Nasdaq SmallCap Market or a national securities exchange (such as AMEX or NYSE) and, at a minimum, to maintain such listing for a period of five (5) years from the time of such listing;

(b) The financial statements of the Company shall be audited by a "Big Six" or such other independent public accounting firm as ESL may consent to. Further, the Company shall not effect a change in its accounting firm to other than a

     "Big Six" firm or such other independent public accounting firm as ESL may consent to for a period of two (2) years following the Closing. ESL hereby consents to the engagement of Ernst & Young, L.L.P., as the Company's independent certified public accountants.

(c) The Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with the Private Placement, including but not limited to, the cost of preparing, printing and delivering all placement and selling documents, including but not limited to the Placement Agreement, Investor Subscription Agreements, Registration Rights Agreements, Placement Agent's Option Agreement and blue sky memorandum and stock certificates; blue sky fees, filing fees, legal fees and disbursements of counsel in connection with blue sky matters; fees and disbursements of the transfer and warrant agent; the cost of two (2) sets of bound closing volumes for ESL and its counsel; the cost of three (3) tombstone advertisements, at least one (1) of which shall be in the Wall Street Journal, one (1) of which shall be in the Houston Chronicle and one
     (1) shall be in a publication chosen by ESL; an amount equal to the legal fees of ESL's counsel, not to exceed Ten Thousand Dollars ($10,000.00) and the cost of five (5) lucite tombstones for ESL and its counsel (collectively, the "Company Expenses"). If the Private Placement is not completed because the Company prevents it or because of a breach by the Company of any covenants, representations or warranties contained herein, the Company's liability for such expense allowance shall be limited to Ten Thousand and No/100 Dollars ($10,000.00).

(d) The Company will, and will cause its subsidiaries, if any, to do the following: (i) maintain and preserve its and their respective businesses;
     (ii) conduct its and their respective business, taken together as a group, in an orderly, efficient and customary manner; and (iii) keep and maintain all of its and their respective properties in good working order and condition.

(e)  The Company will deliver to ESL for a period of three (3) years from the
     Closing:

(i) within thirty (30) days after the close of each fiscal quarter, a copy of its consolidated balance sheet as of the close of such quarter and its profit and loss statement and surplus reconciliation for that quarter, all prepared in accordance with generally accepted accounting principles consistently applied, and certified as being fairly presented in all material respects by the Company's President or its Chief Financial Officer;

(ii) at any time within the period from thirty (30) days prior to and until ninety (90) days after the start of any fiscal year, financial projections of the Company and its subsidiaries, if any, for such fiscal year prepared in reasonable detail, which financial projections shall be presented to the Company's Board of Directors for their approval at their regular meeting first following the preparation of such projections;

(iii) promptly upon the filing thereof, all reports and statements filed with the Commission (or any governmental authority succeeding to any of its functions) or with any securities exchange; and

(iv) such other information and data with respect to the Company or any of its subsidiaries, if any, as from time to time may be reasonably requested by ESL (including, without limitation, such other information as the Company shall have supplied to any of its security holders in their capacity as such) to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(v) The Company will continue to pay the premiums and keep in force at least One Million and No/100 Dollars ($1,000,000.00) of "key man" life insurance on the life of Timothy J. Connolly. Such "key man" life insurance will be kept in force for a minimum period of either three (3) years from the closing of the Private Placement or the term of the employment agreement(s) between the Company and Timothy J. Connolly, whichever is longer.

(vi)   The Company will authorize ESL, at ESL's expense, for a period of three
       (3) years form the Closing, to obtain copies of the Company's daily transfer sheets.

(vii) The Company and its President shall call a meeting of the Board of Directors at such times as may be necessary but at least once every fiscal quarter. The Board of Directors shall include at least two (2) non-affiliated directors, which directors shall not be officers or employees of the Company ("Outside Directors"). In addition, the Company will allow one (1) designated representative of ESL to receive timely notice of, attend and make comments at all meetings of its Board of Directors. (Such designated representative shall also be sent all standard communications and notifications from the Company to the members of its Board of Directors concerning annual and special meetings in the same fashion and on the same basis, including with respect to timing, as he would if he were a member of the Board of Directors.) Further, so long as at least one-third (1/3) of the Shares are outstanding and owned by the subscribers to the Private Placement, the Company will use its best efforts to have one (1) member of the Company's Board of Directors be chosen by ESL.

(f) The Company will cause the Board of Directors to maintain a Compensation Committee, which shall be comprised of three (3) members, of which one
       (1) member shall be a designated representative of ESL. ESL agrees that the individual mentioned in the preceding sentence shall be the same individual as the director designated by the holders of the Company's Series A Preferred Stock. The Compensation Committee shall have authority with respect to the matters set forth in clauses (i) and (ii) of paragraph (m) of this Section 5.

(g) The Company will cause the Board of Directors to maintain an Audit Committee, which shall be comprised of three (3) members, of which one (1) member shall be the designated representative of ESL.

(h) The management of the Company shall prepare and deliver to each member of the Board (including ESL's designee) monthly reports highlighting business developments and activities, with those persons having assigned responsibilities reporting on operations and activities in their areas of responsibility.

(i) The Company will promptly send to each member of the Board (including ESL's designee), in no event later than ninety (90) days following each meeting, copies of the complete minutes of each meeting of its Board of Directors, executive and similar committees thereof.

(j) Without in any way limiting the generality of matters which may be appropriate for consideration or action by the Board of Directors, prior to taking action with respect to any of the following items, the Board of Directors or, in the case of clauses (i) and (ii), the Compensation Committee thereof, must approve the following actions:

(i) Changes in officers and their compensation, including, without limitation, all significant employee benefits other than health care and similar insurance plans;

(ii) All incentive programs (and revisions thereto) for employees such as stock option plans, equity plans, bonus plans, etc.;

(iii)  Company budgets, which shall be submitted within the period from thirty
       (30) days prior to and until thirty (30) days after the commencement of each fiscal year covering sales, direct costs, indirect costs, profit targets, capital expenditures, and cash flow;

(iv) Major appropriations in excess of Fifty Thousand Dollars ($50,000.00) for any capital items not in the Company budget for the fiscal year;

(v) Major new facilities and their location, excluding any small leased facilities in the local area so long as their annual rental obligation does not exceed Fifty Thousand Dollars ($50,000.00) per year;

(vi)   All matters pertaining to mergers and acquisitions, without exception;

(vii)  Purchase contracts of a major nature;

(viii)  Sales contracts of an unusual size or complexity;

(ix) Sale or purchase of patents, rights, or any royalty or license agreements;

(x) Warranty and distribution policies of an unusual nature which are not representative of industry patterns;

(xi) Financing programs and policies applicable to public offerings, private placements, and long-term debt;

(xii)   Treasury policies;

(xiii)  Selection of auditors and corporate counsel;

(xiv)   Banking resolutions;

(xv) Cash policies such as pension funds, investments, etc., other than normal bank deposits;

(xvi) All matters of litigation in which the Company is to be the plaintiff or other initiating party; and

(xvii)  Conflict of interest matters.

(k) The management of the Company shall notify and consult with the Board of Directors (by written, telegraphic or telephonic notice) prior to taking any initial action with respect to any of the following matters (it being understood that the Board of Directors will determine the propriety of further or alternative action with respect to such matters at their next meeting):

(i) All matters of personnel policies as they apply to any labor agreements or organization of unions;

(ii) All matters of litigation that involve or may involve the Company as a defendant;

(iii)   Audit programs and policies; and

(iv) Any operating decisions which in the judgment of the President and Chief Executive Officer should be presented to the Board.

(l) The Company shall file a Certificate of Designation with the Secretary of State of Delaware setting forth the rights and preferences of the Series C Preferred Stock substantially in the form attached hereto as Exhibit "C".

(m) Within ninety (90) days of the Closing, the Company will prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3, covering the resale of the common stock underlying the Shares. The Company will use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after the filing. In the event such registration statement is not filed within ninety (90) days of the Closing, the Company will immediately pay to each holder of the Shares, Twenty Cents ($0.20) per Share held by each such holder.


6.    Negative Covenants of the Company.

(a) For a period of twelve (12) months following the Closing, the Company will not, without the prior written consent of ESL, grant any options to purchase securities of the Company to employees that are exercisable at a price below the greater of the Private Placement Price divided by ten (10) or the fair market value of the securities on the date of grant.

(b) For a period of three (3) years following the Closing, the Company will not, without the prior written consent of ESL, offer or sell any of its securities in reliance on Regulation S of the Securities Act of 1933, as amended.

(c) The Company will cause all of the current directors and executive officers of the Company who individually own more than five percent (5%) of the Company's outstanding Common Stock to agree that their shares will be subject to the provisions of a Lock-Up Agreement (herein so called) substantially in the form attached hereto as Exhibit "E". The shares subject to the Lock-Up Agreement shall not be assignable or transferrable except in accordance with the terms and provisions of the Lock-Up Agreement. The Company will take all steps necessary to enforce the provisions of the Lock-Up Agreements, including, but not limited to, notifying the Company's transfer agent of the existence of the Lock-Up Agreements. The shares subject to the Lock-Up Agreements shall be released therefrom in accordance with the terms of the Lock-Up Agreement.

(d) The Company will not use any proceeds from the Private Placement to repay any indebtedness of the Company, including but not limited to any indebtedness to current executive officers or principal shareholders of the Company.

(e) For as long as any of the Shares remain outstanding and unconverted, the Company shall not, without the prior written consent of ESL and all holders of the Series C Preferred Stock, create any new class or series of stock having a dividend and/or liquidation preference senior to or parri passu with the Series C Preferred Stock or increase the size of the authorized number of shares of Series C Preferred Stock.

(f) The compensation of the executive officers of the Company as set forth in the Company's 10-KSB filing dated April 30, 1998 shall not increase until thirteen (13) months after the Closing.

(g) The Company will not issue press releases, without first providing a written copy to ESL before release, prior to the completion of the Private Placement and for a period of eighteen (18) months from the Closing.

     In the event any of the covenants contained in Section 5 and Section 6 hereof are breached by the Company and such breach shall continue uncured for thirty (30) business days from receipt of written notice of such breach, then ESL shall be entitled to receive from the Company the sum of Five Hundred Dollars ($500.00) per day for each day thereafter the breach remains uncured (except for breaches of clauses (i) and (ii) of Section 5(d) above).


7.    Representations and Warranties of ESL.

     ESL represents, warrants and covenants to the Company as follows:

(a) ESL has been duly incorporated and is validly existing and in good standing under the laws of Nevis, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

(b) This Agreement has been duly authorized, validly executed and delivered on behalf of ESL and is a valid and binding agreement of ESL enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and ESL has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(c) ESL agrees not to sell any shares of Common Stock that it does not own as of the date of Closing (i.e. "short selling") for a period of two (2) years from Closing, and, for so long as any Shares are outstanding, in the event that ESL engages in short sale transactions of the Common Stock during the ten (10) consecutive trading days immediately preceding any conversion date, ESL will conduct such activities so as not to complete or effect any such sale on any trading day during such period at a price which is lower than the lowest sale effected on such day by persons other than ESL.

(d) ESL will not solicit subscriptions for the Shares by means of any form of general solicitation or general advertising in the manner prohibited by the requirements of Regulation D and the laws of any state in which ESL may solicit subscriptions for the Shares, or to the residents of any state not previously authorized by the Company.

(i) ESL will not publish, circulate or otherwise use any solicitation material other than the Disclosure Documents, as amended or supplemented, unless (A) the Company shall have agreed thereto in writing, and (B) the delivery of such material is accompanied or preceded by the delivery of a copy of the Disclosure Documents, as amended or supplemented, or such material is for internal use only and is not distributed to prospective subscribers; and ESL will not give any information or make any representation in connection with soliciting and obtaining purchases of the Shares other than those contained in the Disclosure Documents, as amended or supplemented, or such other solicitation material described in (i) of this paragraph.

(e) ESL will deliver to the Company promptly upon request copies of all Subscription Documents theretofore received by it, and will promptly inform the Company if it shall have knowledge of any material misstatement contained in the Subscription Documents.

(f) Before soliciting a subscription from any prospective subscriber, ESL will have reasonable grounds to believe and will believe that such prospective subscriber is an "accredited investor" as defined in Rule 501(a) under the 1933 Act.

8. Indemnification. The Company hereby agrees to indemnify and hold harmless ESL and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, including any costs or expenses incurred, to which any such indemnified party may become subject under the Securities' Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon, in whole or in part, (i) any untrue statement or alleged untrue statement of a material fact made by the Company in this Agreement or any exhibit, schedule, certificate, list, summary or Disclosure Document provided to ESL, (ii) any omission or alleged omission of a material fact with respect to the Company in this Agreement or any exhibit, schedule, certificate, list, summary or Disclosure Document provided to ESL, or (iii) any breach of any representation, warranty or agreement made by the Company in this Agreement or any exhibit, schedule, certificate, list, summary or Disclosure Document provided to ESL.

     Notwithstanding the foregoing, the Company further agrees to indemnify ESL as set forth in the Letter of Intent between the Company and ESL dated May 20, 1998.

9.    Mergers and Acquisitions.

(a) The Company agrees that ESL will be paid a finder's fee of seven percent (7%) of the first $1,000,000.00, six percent (6%) of the second $1,000,000.00 and five percent (5%) of the next $5,000,000.00, ranging in $1,000,000.00 increments down to two and one-half percent (2-1/2%) of the excess (with a reduction by one-half percent (0.5%) for each $1,000,000.00 thereafter up to $9,000,000.00), if any, over

     $9,000,000.00 of the consideration involved in any transaction( including mergers, acquisitions, joint ventures and any other business for the Company introduced by ESL) consummated by the Company, in which ESL introduced the other party to the Company during a period ending three (3) years from the Closing (an "Introduced Transaction") and with whom the Company did not have a prior relationship; and

(b) Any such finder's fee due to ESL will be paid in cash at the closing of the particular Introduced Transaction for which the finder's fee is due.

10.  Conditions Precedent to Closing.

(a) Prior to Closing, ESL shall have received legal opinions addressed to Equity Services, Ltd. and each subscriber to the Private Placement, from counsel for the Company, confirming the representations and warranties of the Company contained in Sections 4(a), 4(b), 4(e), 4(f), 4(g), 4(h), 4(i), 4(k), 4(r) and 4(s) above, substantially in the form attached hereto as Exhibit "D".

(b) ESL shall have received a fully executed Placement Agent's Option Certificate from the Company for the options earned upon the Closing.

(c) ESL shall have received a fully-executed Lock-Up Agreement from each executive officer and director of the Company as set forth in Paragraph 6(c) above.

(d) ESL shall have received a fully executed Registration Rights Agreement with respect to the Placement Agent's Shares and the ESL Option Shares from the Company for the Placement Agent's Shares earned upon the Closing and the ESL Option Shares.

(e) ESL shall have received a certified copy of the resolution of the Board of Directors of the Company authorizing the transactions contemplated herein.

(f) The Company shall have filed with the Office of the Secretary of State of Delaware a Certificate of Designation acceptable to ESL, substantially in the form attached hereto as Exhibit "C".

(g) The Company shall have amended its Bylaws in such a manner as to make its Bylaws consistent with the terms and conditions of this Agreement and the transactions contemplated herein, a copy of which will have been provided to ESL prior to Closing.

(h) Prior to the Closing, MASCO, LTD. (the "Escrow Agent") shall have received a certificate representing the Placement Agent's Shares.

(i) Prior to Closing, the Escrow Agent shall have received a fully executed subscription agreement from each subscriber to the Private Placement.

11.  Effective Date of this Agreement and Termination.

(a)  This Agreement shall become effective upon its execution by ESL.

(b) This Agreement shall terminate on the earlier of July 31, 1998, or the consummation of the Private Placement.

12. Parties. This Agreement shall inure to the benefit of and be binding upon ESL, the Company and ESL's and its respective successors and assigns. Except as provided for in Section 4 hereinabove, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the controlling persons, officers, directors, employees, agents and attorneys of the parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and said controlling persons, officers, directors, employees, agents and attorneys, and for the benefit of no other person or corporation.

13. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied (followed by registered mail or overnight courier), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 13.

               if to the Company:

               Applied Voice Recognition, Inc.
               4615 Post Oak Place, Suite 111
               Houston, Texas 77027
               Attn: Timothy J. Connolly, Chairman & CEO
               Telephone:   (713) 621-5678
               Telecopier:  (713) 621-5870

               with a copy (which shall not constitute notice) to:

               Boyar, Simon & Miller, P.C.
               4265 San Felipe, Suite 1200
               Houston, Texas 77027
               Attn: Gary W. Miller, Esq.
               Telephone:   (713) 850-7766
               Telecopier:  (713) 552-1758
               if to ESL:

               Equity Services, Ltd
               St. Andrews Court
               Frederick Street Steps
               P.O. Box N-4805
               Nassau, Bahamas
               Attn:  Lynn Turnquest, Director
               Telephone:  (242) 352-7063
               Telecopier: (242) 352-3932

               with a copy (which shall not constitute notice) to:

               Gardere & Wynne, L.L.P.
               3000 Thanksgiving Tower
               1601 Elm Street
               Dallas, Texas 75201-4761
               Attn:  I. Bobby Majumder, Esq.
               Telephone:  (214) 999-4268
               Telecopier: (214) 999-4667

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, registered mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied (subject to follow up as discussed above).

14. Attorneys' Fees. If any action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which he is or may be entitled. This provision shall be construed as applicable to the entire agreement.

15. Remedies. Each party hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive (to the extent permitted by law) the defense in any action for specific performance that a remedy of law would be adequate.

16.   Time of Essence.  Time shall be of the essence of this Agreement.

17. Construction. This Agreement shall be construed in accordance with the internal laws of the State of Texas.

18. Execution. This Agreement may be executed in any number of counterparts each of which taken together shall constitute one and the same instrument.

19. Joint Drafting of Agreement. This Agreement has been prepared by the joint efforts of the respective counsel for each of the parties hereto and shall not be construed against a particular party simply by reason of such party being the drafting party.

20. Entire Agreement. This Agreement, together with those certain Investor Subscription Agreements by and between the Company and each subscriber to the Private Placement, constitute the entire understanding by and between the parties with respect to the subject matter hereof. This Agreement can only be modified, including any extension of the offering period, by a written agreement duly signed by persons authorized to sign agreements on behalf of the respective parties.

21. Facsimile Signature. This Agreement may be executed by facsimile copy and any such facsimile copy bearing the facsimile signature of any party hereto shall have full legal force and effect and shall be binding against the party having executed this Agreement by facsimile.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     If the foregoing is in accordance with your understanding, please sign below and return to us a counterpart hereof, and upon your acceptance hereof, this letter and the acceptance hereof shall constitute a binding agreement between ESL and the Company.


                                        Very truly yours,

                                        APPLIED VOICE RECOGNITION, INC.



                                        By: /s/ TIMOTHY J. CONNOLLY
                                            --------------------------------
                                            Timothy J. Connolly,
                                            Chairman & CEO


Accepted and agreed to as of the
date first above written by:

EQUITY SERVICES, LTD.


By: /s/ LYNN TURNQUEST
    -----------------------------
     Lynn Turnquest, Director

                                  EXHIBIT "A"


        Registration Rights Agreement - Subscribers to Private Placement

                                  EXHIBIT "B"


                      Registration Rights Agreement - ESL

                                  EXHIBIT "C"


                       Form of Certificate of Designation

                                  EXHIBIT "D"


                                Form of Opinion

                                  EXHIBIT "E"

                           Form of Lock-Up Agreement